Exhibit 4.31

SOLAR PHOTOVOLTAIC PLANT FUENTE LIBRILLA (MURCIA, SPAIN)

Lease Agreements
English summary of the Spanish version1

1. Preliminary Note

Ellomay has acquired a solar photovoltaic plant called “Fuente Librilla”, with an installed capacity of 1,190 MW and located in the Municipality of Mula, Murcia Region, Spain (the “Plant”).

The Plant is located consists on plot number 19198, registered with the Property Registry of Mula, Volume 927, Book 160, Sheet 18 with a surface area of 64,000 m² owned by Mr. Andrés Montalbán Otarola, Mrs. Candelaria Belén Montalbán Otarola and Mrs. Laura Montalbán Otarola.

The lease agreement is not registered with the Property Registry of Mula.

2. Main content of the Lease Agreement

1. Execution date	April 6, 2011, as amended on April 6, 2012.
2. Parties	-Mr. Andrés Montalbán Otarola, Mrs. Candelaria Belén Montalbán Otarola and Mrs. Laura Montalbán Otarola -Seguisolar, S.L.
3. Term	Forty (40) years from April 6, 2011.
4. Extension and Renewal	The parties will re-negotiate the terms of the agreement in the event of an extension of the term of the agreement.
5. Annual Rent	EUR 24,500 per annum (paid in 12 equal monthly installments).
6. Easements	(i) right of way and (ii) right of easement for the Installation of underground way for electric energy granted in favour of Iberdrola Distribución Electrica, S.A.U.

1 The original language version is on file with the Registrant and is available upon request.